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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
First National Bank:

We consent to inclusion in the Form 8-K of First Community Bancorp of our report dated February 8, 2002, except for the date with respect to Notes 18 and 19 to the consolidated financial statements, which are as of June 6, 2002, relating to the consolidated balance sheets of First National Bank and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001.

We also consent to the incorporation by reference of our report in the registration statements on Form S-8, registration number 333-43330, and on Form S-8 POS, registration number 333-47242, of First Community Bancorp.

/s/ KPMG LLP

San Diego, California June 10, 2002

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Independent Auditors' Consent